For Release: May 15, 1995

Contact: Diane Ramsey
              (319) 398-7288

Broadcast Line Actuality: 1-800-972-5321


IES UTILITIES TO REQUEST RECONSIDERATION OF BOARD DECISION

     CEDAR RAPIDS, IOWA -- On May 12, 1995, the Iowa Utilities Board (Board) issued its final order in the IES Utilities Inc. electric pricing case, requiring IES to reduce its rates by $16.9 million. After reviewing the order, IES has decided to ask the Board to reconsider elements of its decision.
     "We are very disappointed with the Board's decision," said Diane Ramsey, IES Manager of Corporate Communications. "As the law provides, we have decided to exercise our option to ask the Board for a rehearing of its decision. We feel this will give us a chance to respond to its decision on issues in the case now that we know the Board's position in several crucial areas."
     In addition, the company is evaluating and will implement cost reduction measures in its operations and construction activities to partially mitigate the impact of the Board's decision. "In taking these measures, we intend to minimize any impact on safety to our employees or customers and minimize any negative impact on the level of service to our customers," Ramsey said.

IES Utilities To Request Reconsideration -- Page Two

     In its final order on the pricing case, the Board required IES Utilities to reduce its annual revenue in the company's northern and southeastern zones. (The northern zone comprises the former Iowa Electric Light and Power Co. service territory and the southeastern zone comprises the former Iowa service territory of Union Electric Co.) At the same time, the Board will not allow any overall price increase in the company's southern zone, the former Iowa Southern Utilities Co.
     IES has until June 1 to formally file its request for a rehearing. Ramsey stressed that no prices will change until the issues in the case have been decided.